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OVERSEAS REGULATORY ANNOUNCEMENT

This announcement is published pursuant to Rule 13.09 (2) of The Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

As China Southern Airlines Company Limited (the “Company”) has published the “Announcement of the Resolutions Passed by the Board of Directors of China Southern Airlines Company Limited” on the website of the Shanghai Stock Exchange, the full text of the announcement is set out below for information purpose only .

By order of the Board China Southern Airlines Company Limited Xie Bing and Liu Wei Joint Company Secretaries

Guangzhou, the People’s Republic of China
30 June 2010

As at the date of this announcement, the executive directors of the Company include Si Xian Min, Li Wen Xin, Wang Quan Hua, Liu Bao Heng, Tan Wan Geng, Zhang Zi Fang, Xu Jie Bo and Chen Zhen You; and independent non-executive directors include Wang Zhi, Sui Guang Jun, Gong Hua Zhang and Lam Kwong Yu .

Stock short name: CSA	Stock Code: 600029	Announcement No.: Lin 2010-025

Announcement on Resolutions Passed by the Board of Directors of
China Southern Airlines Company Limited

All members of the board (the “Board”) of directors (the “Directors”) jointly and severally warrant the truthfulness, accuracy and completeness of the contents of this announcement and accept responsibility for any misrepresentations, misleading statements or material omissions contained herein.

The Board of China Southern Airlines Company Limited (the “Company”) passed the following written resolution unanimously on 30 June 2010:

The extension of the term of various committees of the Board and the management of the Company as a result of the extension of the term of the fifth session of the Board, be and is hereby approved.

All the 12 Directors who were convened to take part in have attended the session. The above resolution has been reviewed and approved by the Directors, in a way and procedure in compliance with the provisions of the Company Law and the Articles of Association of the Company.

The Board of Directors of
China Southern Airlines Company  Limited

30 June 2010